Exhibit 3

Names and Addresses of the Underwriters

Banco Bilbao Vizcaya Argentaria, S.A.

Ciudad BBVA – Edificio Asia c/Sauceda 28

28050

Madrid, Spain

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Banco Santander, S.A.

Ciudad Grupo Santander

Avda. Cantabria s/n, Edificio Encinar, Planta baja

28660 Boadilla del Monte

Madrid, Spain